Exhibit 99.1

NEWS RELEASE

OTC Disclosure & News Service

Chess Supersite Corporation is moving ahead to organize live chess events, including large tournaments and Chess Festivals, where our "Choose Your Moves and Win" contests will be a part of the program.

March 28th, 2017.

OTC Disclosure & News Service

Toronto, Ontario, March 28th, 2017 (GLOBE NEWSWIRE) -- http://www.globenewswire.com

Chess Supersite Corporation.
Info@chesssupersitecorp.com.

Chess Supersite Corporation:
Chess Supersite Corporation is moving ahead to organize live chess events, including large tournaments and Chess Festivals, where our "Choose Your Moves and Win"™ contests will be a part of the program.

Chess Supersite Corporation is an owner and operator of the www.chessstars.com - a comprehensive chess portal featuring state-of-the-art playing zone, broadcasts of the major tournaments, intuitive mega database, revolutionary “Choose Your Moves and Win” chess skilled contests (patent pending) and much more.

The Company announces the establishment of the new events, such as large tournaments and chess festivals as a part of its aim to become a unique site offering both on line and off line events advertised in the Chess Life! Right now the Company is concentrating its efforts primarily in Florida, where solid connections with the local organizers are being established.

It is part of the strategic plan of the Company to grow its membership and offering a wider scope of chess events in addition to our popular weekly program consisting of Contests “Choose Your Moves and Win” ™, Blitzes, Master Challenges and even Random Chess (also known as Fisher Chess) – all with cash Prizes for winners. Our audience is growing and we have several well-known Grandmasters, and all membership covers 58 countries around the Globe!

About Chess Supersite Corp.

Chess Supersite Corp., is a publicly traded company, trading symbol: CHZP on the OTC Market Group, whose primary business is the development and operation of the chess portal www.chesssupersite.com - a comprehensive chess portal featuring state-of-the-art playing zone, broadcasts of the major tournaments, intuitive mega database, chess skilled contests and much more. Additional information can be accessed on the company's website www.chesssupersitecorp.com

Forward-Looking Statements Disclaimer: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by the following words: "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "ongoing," "plan," "potential," "predict," "project," "should," "will," "would," or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this press release. This press release should be considered in light of all filings of the Company that are contained in the Edgar Archives of the Securities and Exchange Commission at www.sec.gov.

Contact:
Chess Supersite Corporation.
www.chesssupersitecorp.com
1131A Leslie Street, Suite 101
Toronto, Ontario, M3C 3L8, Canada
Ph: 416-441-4631.